Exhibit 10.33

Execution Version

(HILLSBORO RESERVES)

THIS COAL MINING LEASE AND SUBLEASE AGREEMENT dated as of September 10, 2009, by and between WPP LLC, as Lessor and Hillsboro Energy LLC, as Lessee.

WITNESSETH

WHEREAS, Lessor owns or leases the Leased Premises as hereafter defined; and

WHEREAS, Lessee desires to lease or sublease the Leased Premises from Lessor.

NOW, THEREFORE, in consideration of the premises which are not mere recitals but are an integral part hereof and other good and valuable consideration including the rents, royalties, covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

SECTION 1.     LEASE FOR COAL MINING PURPOSES.

In consideration of the terms, conditions, and stipulations set forth to be performed and observed by Lessee, Lessor, acting on its own behalf and with the intention of exercising any right, option or power held by it on behalf of any other person or entity, does hereby demise, lease, sublease and let to Lessee, for the purposes of mining, processing, transporting and selling of coal and with all access and mining rights appurtenant thereto, the coal in the No. 6 seam situated under those properties described and set forth on Exhibit A, as such exhibit may be amended or supplemented subsequent to the date hereof, with such coal reserves and leases being hereafter referred to as the “Leased Premises”. Those properties comprising the Leased Premises were acquired or leased by Lessor by and through various deeds and leases, including that certain Special Quit-Claim Deed by and between the Montgomery County Board of Commissioners and Colt LLC (the “Montgomery Deed”), which are described in, attached to and made a part of Exhibit A. Lessee hereby agrees, as of the date hereof, to assume all obligations, including the obligation to pay any royalties, under the Montgomery Deed, which Lessor hereby leases to Lessee. Pursuant to the Purchase and Sale Agreement dated of even date herewith among Lessor and Lessee (“Purchase Agreement”), as Lessor acquires additional coal and mining rights (whether by deed or lease) (“Coal Rights”) as set forth in the Purchase Agreement, Lessor is to, among other things, make those Coal Rights available to Lessee under the form of this Lease. Therefore, all Coal Rights so acquired by Lessor pursuant to the Purchase Agreement shall be included in and made a part of the Leased Premises and thereby subject to this Lease immediately upon Lessor’s acquisition of the same without any further consideration and without any further action or documentation by Lessor or Lessee. Lessee hereby agrees to assume all obligations, including the obligation to pay any royalties, under any lease or deed acquired as of the date of this Lease or hereafter acquired by Lessor pursuant to the Purchase Agreement and made a part of the Leased Premises. Capitalized terms not defined herein have the meaning assigned to them in the Purchase Agreement.

In addition, if, after the date hereof and for the pendency of the term of this Lease, Lessee in its commercially reasonable discretion (1) acquires control (by deed or by lease) of reserves that are adjacent to the Leased Premises and are necessary in order to efficiently mine the Leased Premises as identified on Exhibit C (“AMI Reserves”), and (2) Lessee decides to mine the AMI Reserves using the mine works in the Leased Premises for transportation of men or coal, then Lessee will, at least 30 days in advance of entering into such AMI Reserves, convey to Lessor (by deed or assignment of lease) those AMI Reserves at no cost to Lessor, and all Coal Rights so conveyed to Lessor shall be included in and made a part of the Leased Premises and thereby subject to this Lease immediately upon Lessor’s acquisition of the same without any further consideration and without any further action or documentation by Lessor or Lessee.

Furthermore, if, after the date hereof and for the pendency of the term of this Lease, Lessee in its commercially reasonable discretion amends its permit to include reserves that are within the areas shown on Exhibit C as the “Washout Areas” (“Washout Reserves”) and Lessee decides to mine any portion of the Washout Reserves using the mine works in the Leased Premises for transportation of men or coal, then Lessee will, at least 30 days in advance of entering into such Washout Reserves, convey to Lessor (by deed or assignment of lease) those reserves at no cost to Lessor, and all Coal Rights so conveyed to Lessor shall be included in and made a part of the Leased Premises and thereby subject to this Lease immediately upon Lessor’s acquisition of the same without any further consideration and without any further action or documentation by Lessor or Lessee.

Lessor and Lessee shall update Exhibit A, as promptly as practicable upon the acquisition by Lessor of additional Coal Rights either pursuant to the Purchase Agreement or through the acquisition of AMI Reserves, to reflect the addition of such Coal Rights into or from the Leased Premises, which update to Exhibit A and the Leased Premises shall be effective as of the acquisition date of such Coal Rights. Such updated Exhibit A shall be provided along with the notice to Lessee of Coal Rights acquired by Lessor. Exhibit A shall be updated in the following manner (as referred to in the Purchase Agreement) upon the Applicable Closing in the Purchase Agreement:

At Closing 2, in accordance with Schedule A-1 attached hereto.

At Closing 3, in accordance with Schedule A-2 attached hereto.

At Closing 4, in accordance with Schedule A-3 attached hereto.

At Closing 5, in accordance with Schedule A-4 attached hereto.

At Closing 6, in accordance with Schedule A-5 attached hereto.

At Closing 7, in accordance with Schedule A-6 attached hereto.

At Closing 8, in accordance with Schedule A-7 attached hereto.

SECTION 2.     RESERVATIONS AND EXCEPTIONS.

All rights, title and interest vested in Lessor in or relating to the right to mine, process, transport and sell the coal contained within the Leased Premises are specifically granted to Lessee. Lessee acknowledges that Lessor may have no interest, right or title to certain parts of the surface, certain oil and gas in or under certain parts of the Leased Premises or certain other estates in or regarding the Leased Premises and that it is the intent of the parties hereto to grant to Lessee, by this Lease, all rights herein granted to Lessor, and Lessee acknowledges that it takes this Lease subject to all prior estates, encumbrances, rights of way and easements of any kind affecting the Leased Premises.

SECTION 3.     TERM.

The term of this Lease shall be for a period of Twenty (20) years from the date set forth in the preamble paragraph hereto (hereinafter, the “anniversary date”), unless sooner terminated as hereinafter provided. Provided, however, if the Lessee is not in default of the terms hereof at the end of the primary term as set out above or any extended term, it may elect to renew this Lease for additional five (5) year terms on the same terms and conditions set forth herein until all the merchantable and mineable coal underlying the Leased Premises shall have been mined and removed; provided, however, that Lessee shall be limited to six (6) such renewal terms.

In the event all the merchantable and mineable coal underlying the Leased Premises shall have been mined and removed from the Leased Premises pursuant to the provisions of this Lease, then this Lease shall cease and terminate upon the date when all such coal shall have been mined and removed.

In the event the Leased Premises shall be taken, damaged, or injured by the exercise of the right of condemnation or eminent domain, or any other legal proceedings or acts by federal, state, county, municipal, or other governmental, public, or quasi public authority, or by any corporation, person, or persons having lawful power and authority to exercise the right of condemnation, eminent domain or legal proceeding, in any way which impacts the ability to mine the coal within the Leased Premises, then this Lease shall automatically terminate with respect to any property taken on the date of such taking.

SECTION 4.    ROYALTIES.

Lessee shall pay to Lessor, at Lockbox 2495; Columbus, Ohio 43260 or at such other places as Lessor may from time to time designate in writing, during the term of this Lease, as rental hereunder, a tonnage royalty for the coal mined and sold from the Leased Premises during each calendar month of the term hereof (including any extension), to be received by Lessor within twenty (20) days from the end of the month to which payment applies, in an amount equal to the sum of (a) the greater of (i) Eight Percent (8%) of the Gross Selling Price of the coal, or (ii) Four Dollars ($4.00) per ton and (b) a fixed royalty in the amount set forth in Exhibit B. The foregoing payments shall hereafter be referred to collectively as “Tonnage Royalty.”

In addition to the foregoing Tonnage Royalty, Lessee shall pay a quarterly minimum deficiency of $3,100,000 due and payable on April 20, 2010, covering the period beginning January 1, 2010 until March 31, 2010. Thereafter, the quarterly minimum deficiency will be (a) $3,100,000 for each of the subsequent three quarters of 2010, (b) $3,100,000 for each quarter of 2011, (c) $7,500,000 for each quarter of 2012 through 2031 (inclusive), and (d) $125,000 for each quarter of 2032 for each subsequent quarter for the remainder of this Lease, in each case payable on the 20th of January, April, July and October in each year this Lease is in effect, for the prior quarter’s production. Each payment of the quarterly minimum deficiency shall hereafter be referred to as a “Quarterly Deficiency Payment”. If during any quarter Lessee shall pay Tonnage Royalty that is less than the Quarterly Deficiency Payment, Lessee will pay to Lessor, at the prescribed time, the difference between the Tonnage Royalty paid and the Quarterly Deficiency Payment due. If during any quarter Lessee shall pay Tonnage Royalty that is equal to or in excess of the Quarterly Deficiency Payment, then no Quarterly Deficiency Payment shall be due for that quarter. If during any quarter the Tonnage Royalty exceeds the Quarterly Deficiency Payment due for the quarter, then Lessee has the right to recoup any unrecouped Quarterly Deficiency Payment made with respect to the preceding twenty quarters from the excess Tonnage Royalty on a first paid first recouped basis, provided, however, Quarterly Deficiency Payments paid in respect of 2010 shall not be recoupable. No Tonnage Royalty paid for coal mined in any quarter shall be credited to the payment of any Quarterly Deficiency Payment due for any succeeding quarter or quarters. These Quarterly Deficiency Payments shall forever cease in the quarter when the amount of merchantable and mineable coal remaining in the Leased Premises would yield a total Tonnage Royalty equal to the unrecouped Quarterly Deficiency Payments. If the Lessor Defaults (as defined below in Section 18) then the Quarterly Deficiency Payments shall forever cease.

Notwithstanding any of the foregoing, should Lessee be unable to mine coal from the Leased Premises during a period of thirty (30) consecutive calendar days during the term hereof as a result of a Force Majeure, the subsequent Quarterly Deficiency Payment or Payments, as the case may be, shall be adjusted and prorated to waive the proportion of the applicable Quarterly Deficiency Payments for such days in which Lessee was unable to mine coal. The term “Force Majeure” as used herein, shall mean a nationwide strike in the coal industry or a strike at the mine or facilities on the Leased Premises, work stoppages due to labor organizing efforts, acts of God, acts of a public enemy, wars, insurrections, earthquakes, floods, loss of utilities and other causes beyond the reasonable control of Lessee.

The term “ton” referred to herein shall mean two thousand (2,000) pounds.

The term “coal” referred to herein shall include any low-coal content merchantable product that is sold and shipped under various trade names including, but not limited to, bone, coal, fuel and middlings (collectively “Middlings”). In the event any Middlings are sold and shipped, then the Parties agree to negotiate a fair reduction to the fixed dollar portion of the Tonnage Royalty.

Subject to the qualification hereinafter stated in this paragraph, “Gross Selling Price” of coal shall, for all purposes under this Lease, be the amount received, either directly or indirectly by Lessee or any of its affiliates or any direct or indirect financially controlled company, in any case, in the first bona fide arm’s length transaction, after preparation and/or tippling, regardless of who owns or operates such preparation or tippling facilities, f.o.b. railroad cars or other transport at the mine site, without any deduction for selling expense or sales commission. If Lessee, any affiliated company of the Lessee, or the preparer or tippler of the coal shall consume any of the coal, the price of the coal as consumed shall be considered equal to the (1) same month’s weighted average sales price of coal sold to unaffiliated customers, or (2) if there are no unaffiliated customers, the average sales price of comparable coal from the Illinois Basin in the open market.

Lessee shall furnish to Lessor on or before the 15th day of each calendar month a statement showing the quantity of coal shipped from the Leased Premises and weights of coal, if any, consumed on the Leased Premises or at the preparation plant or tipple during the preceding calendar month. The Parties will mutually agree to methods for the ascertainment of and payment of Tonnage Royalties on the coal mined, shipped, sold, or consumed under this Lease. Lessee shall keep accurate and correct books of account showing all coal mined, and all coal consumed, transported, or shipped from the Leased Premises or elsewhere, together with the correct weights and Gross Selling Price thereof, to which books and records and the source data therefore Lessor shall at all reasonable times have access for verification of statements to be furnished by Lessee. Lessor, for like purposes, is hereby authorized to demand and require of any railroad company, trucking company or other agents transporting the products of the Leased Premises, inspection of its books and records, showing the weight and quantity of such products and pertinent information in relation thereto. Said carriers and other agents are hereby authorized and requested by Lessee to show Lessor, or its agents, all such books and records and to furnish all such information when requested.

In the event it shall be necessary in mining coal from the Leased Premises to load the same over a tipple or tipples over which other coal is loaded, thereby mixing the coal from the Leased Premises with other coal, Lessee shall keep a strict account of the tonnage of coal from the Leased Premises as well as a strict account of the tonnage of other coal being loaded over the same tipple or tipples. The method of determining these respective tonnages shall be approved in writing by the Engineer of Lessor before other coal may be mixed with coal from the Leased Premises, such approval not to be unreasonably withheld, conditioned or delayed.

In the event coal from the Leased Premises is so commingled, then the Gross Selling Price, as set forth in Section 4 hereof, shall be the average sales price for all coal with which coal from the Leased Premises is commingled.

It is the intent of this Lease that Tonnage Royalty payments will be paid on a sales basis. In the event of co-mingling, all coal produced from the Leased Premises shall be reconciled to total sales along with any foreign coal that is commingled with such coal. This reconciliation shall be done monthly. The only allowable adjustment to total sales is a reduction for third party coal segregated and not commingled at any time with such coal. Lessor’s portion of total sales will be prorated based on Lessor’s percentage of total sales since the last reconciliation and adjustments made, plus or minus, at that time. There will be no other adjustments to sales tons or methods used to reconcile Lessor’s Tonnage Royalty payments unless expressly agreed to in writing by Lessor.

In addition to the royalties and deficiency payments payable by Lessee to Lessor pursuant to this Lease, Lessee further agrees to assume any and all obligations to pay any royalty or other similar payment obligation due to third parties pursuant to any document in the chain of title affecting the properties comprising the Leased Premises.

SECTION 5.     TAXES, INSURANCE AND INDEMNITY.

Lessor will, in the first instance, pay all the taxes, levies and assessments on or in respect of Lessor’s ownership of or interest in the Leased Premises and during the continuance of this Lease, Lessee shall pay to Lessor the full amount of such taxes, levies, and assessments, beginning with those covering the calendar year in which this Lease is effective, promptly upon receipt of Lessor’s statement therefore, such amounts to constitute and be treated as additional rental hereunder. Lessee shall promptly pay at the several times they become due and payable all taxes levied or assessed upon coal mined from or products manufactured from coal upon the Leased Premises. Lessee shall also pay any and all taxes due to the state and/or its subdivision for severing, removing, processing, or preparing of said coal, except for taxes on gross or net income of Lessor on receipt of royalties, and Lessee shall also pay all royalties for removal of coal required by any existing or future labor agreements of Lessee, its agents, operators or affiliates.

Lessee may at any time during the continuance of this Lease, at its own cost and expense, and after reasonable notice to Lessor of its intention so to do, contest any of the taxes, levies, or assessments to be borne by Lessee as above provided. In the event of any such contest, Lessee is authorized to proceed in the name of Lessor with respect to the reversionary interest of Lessor in the Leased Premises, but Lessee shall indemnify Lessor against any costs, penalties, expenses, or interest charges arising out of such contest.

Lessee shall submit to Lessor, for its review, a copy of annual reports or returns prepared pursuant to laws or regulations in the State of Illinois with respect to Lessor’s ownership or interest. It is understood and agreed that the taxes levied or assessed from such reports are based, in part, upon the permitting and/or production of Lessee and for that reason, Lessee’s payments to Lessor as provided for in this section shall continue and survive any termination or cancellation of this Lease for one year.

Lessee agrees that it shall comply with all of the terms and provisions of the Black Lung Laws (defined below) and will secure the payment of Black Lung Benefits (defined below) as hereinafter provided. “Black Lung Laws” mean the Black Lung Benefits Act, Title IV of the Federal Mine Safety and Health Act of 1977, 30 U.S.C. 901 et seq., and the Internal Revenue Code, 26 U.S.C. I et seq., Black Lung Benefits Reform Act of 1977 (P.L. 95-239), Black Lung Benefits Revenue Act of 1977 (P.L. 75-227), Black Lung Benefits Revenue Act of 1981 (P.L. 97-119), as now or hereafter amended, and all rules and regulations adopted pursuant thereto. “Black Lung Benefits” means any and all benefits payable pursuant to the Black Lung Laws. Lessee acknowledges that, as between itself and Lessor, it is, and shall be deemed to be, the operator of any coal mine or coal preparation facility or facility used for the extraction, preparation or transportation of coal produced from the Leased Premises and of all related activities, including, but not limited to, coal mine construction or maintenance, engaged in by Lessee pursuant to the terms of this Lease with respect to any claim for Black Lung Benefits filed by or on account of any of its employees or former employees. Lessee shall secure and shall require any other person or entity who operates, controls, or supervises a coal mine or coal preparation facility on the Leased Premises or performs services of construction, maintenance, transportation, or other activities related to coal mining or preparation under the terms of this Lease, or who otherwise may be liable for the payment of Black Lung Benefits, to secure the payment of such Black Lung Benefits to or on account of employees or former employees in accordance with the Black Lung Laws and shall provide Lessor, upon request, with appropriate certification that each of them has provided security in compliance with all Black Lung Laws for the payment of such Black Lung Benefits. Without limiting the generality of Lessee’s obligations to comply with all other provisions of this Lease, Lessee agrees that it will secure and guarantee the payment of all Black Lung Benefits required to be paid under the Black Lung Laws by reason of mining, construction, transportation, and related activities under this Lease, and Lessee does hereby agree that it will indemnify and hold Lessor harmless from any liability or expenses, including reasonable attorney fees and expenses, which Lessor may suffer directly or indirectly, as a result of or with respect to any claim for Black Lung Benefits filed by or on account of any of Lessee’s employees or former employees, or employees or former employees of others who may be required to secure the payment of Black Lung Benefits as provided above. Notwithstanding anything in this Lease to the contrary, this Lease does not empower Lessor to make any decisions and Lessor hereby expressly waives and disclaims any right to make any decisions with respect to the terms and conditions under which the coal is extracted or prepared, such as, but not limited to, the manner of extraction or preparation or the amount of coal to be produced at any particular time, all within the meaning of the Black Lung Laws. The parties hereto do acknowledge, however, that Lessor has reserved certain rights and has imposed certain requirements under the terms of this Lease solely for the purpose of preventing waste and protecting the reserved rights of Lessor.

Lessee further covenants and agrees that all employees of Lessee, or any of its affiliates, and/or any and all other persons performing work on the Leased Premises pursuant to the rights granted in this Lease will be fully covered by or insured at all times by workers’ compensation, and to that end Lessee shall comply with all applicable workers’ compensation laws, rules and regulations and shall make all necessary contributions and/or premium or other payments. Lessee covenants and agrees to indemnify and save harmless Lessor, its members and its and their members, partners (general and limited), shareholders, officers, directors, agents, employees, successors, affiliates and assigns from and against (a) any and all claims, demands, actions or causes of action by or on behalf of any person, firm, corporation or governmental body for damages, injuries, deaths, penalties, fines, assessments or otherwise caused by, arising out of, resulting from or as a consequence of, in whole or in part, (i) any acts or omissions of Lessee, its officers, directors, employees, sublessees, contractors, subcontractors, licensees, invitees, engineers, agents, successors, assigns or parent or affiliated corporations or any other persons or entities acting by direct or indirect authority of Lessee or pursuant to any rights granted in this Lease or (ii) the use and enjoyment of the Leased Premises pursuant to this Lease or (iii) the approval by Lessor of any plans of the Lessee and (b) any and all costs, counsel fees, expenses and liabilities incurred in or about any such claim or action brought thereon, all of which costs, counsel fees, expenses and liabilities shall be reimbursed to Lessor by Lessee immediately upon notification from Lessor to Lessee that the same have been incurred. Provided, further, that indemnity obligations under this Lease exclude Lessor’s lost profit and punitive, exemplary, special or consequential damages. Provided, further, that Lessee shall have no liability under indemnity obligations in this Lease unless Lessor timely informs Lessee of a claim, demand, action or cause of action and gives Lessee the right to assume the defense.

During the term of this Lease, Lessee shall carry, with a limit of $1 million per person and $5 million per occurrence, coal mine liability and contractual liability insurance. Lessor, its members and its and their members, partners (general and limited), shareholders, officers, directors, agents, employees, successors, affiliates and assigns shall be named as additional insureds and provided a certificate of insurance reflecting such coverage, which shall not be cancelable except after thirty (30) days’ notice to Lessor. Such insurance shall provide a waiver of subrogation for all claims regarding this lease and be written on an “occurrence” basis unless the policy is available only on a “claims made” basis, in which case such “claims made” insurance coverage shall be maintained in effect for a period of at least five (5) years after the termination of this Lease, or until final release of Lessee’s environmental reclamation bonds required by any regulatory authority, whichever shall last occur.

If Lessor receives notice of any alleged default under or any alleged non-compliance with any deed or lease covered by this Lease, whether or not such deed or lease is listed in Exhibit A, or with respect to any property covered by this Lease, Lessor shall give notice of the same to Lessee within two (2) business days after receiving the same in accordance with the provisions of Section 11 of this Lease; and Lessee shall then have the right and obligation to address and resolve such alleged default or non-compliance.

SECTION 6.     METHOD OF OPERATION.

Lessee covenants and agrees that when it commences operation in any coal leased herein it will thereafter diligently prosecute its operations hereunder utilizing modern mining equipment best suited for the prevailing mining conditions so as to develop thoroughly the coal herein leased and to conduct such operations in a careful, skillful, and workmanlike manner, and in compliance with the present and any future laws of the State of Illinois or any other applicable state and of the United States, and also according to the rules and practices of good mining and with due regard for the value of the Leased Premises as a coal producing property.

Lessee shall be solely responsible for complying with all present and future laws and governmental regulations, including environmental laws and regulations, impacting on or controlling mining and related operations on the Leased Premises, which responsibility shall survive until final release of Lessee’s environmental reclamation bonds required by any regulatory authority or termination of this Lease, whichever shall last occur. If, as a result of Lessee’s operations hereunder, laws or governmental regulations are violated, or are claimed to be violated by the government, then Lessee shall indemnify Lessor and hold it harmless from any penalties, fines, costs, and expenses, including legal fees and court costs, imposed upon or incurred by Lessor as a result of said claim, violation or violations.

Notwithstanding Lessee’s obligation to comply with all laws, rules, regulations and orders as set forth above, Lessor shall not declare a default hereunder solely as a result of routine operational violations which Lessee cures or abates as promptly as practical. Lessee shall be solely responsible for treatment of any water discharge caused by its operations, if required by present or future law or regulation, which responsibility shall survive until final release of Lessee’s environmental reclamation bonds required by any regulatory authority or termination of this Lease, whichever shall last occur.

Lessee shall provide Lessor a permit map as a matter of information, in a format acceptable to Lessor, for any coal seams being permitted on the Leased Premises at the time of execution of this Lease and at the time of any subsequent permit submittal and at the time of any revisions and amendments thereof.

Lessee acknowledges that Lessor holds the Leased Premises for the purpose of maximizing the royalty revenue generated therefrom and agrees that it will work and mine the coal in accordance with said purpose and in accordance with general and detail maps and plans of mining and descriptions to be prepared by Lessee (hereinafter collectively called “Mine Plans”) and will submit a copy of same to the Lessor in a digital format acceptable to Lessor, if available. Said Mine Plans shall take into consideration the entire area proposed to be developed by Lessee, and shall make suitable provisions for (1) the proper protection of overlying and underlying seams so that they may be economically mined at a later date and (2) the reasonable and proper removal of all the mineable and merchantable coal from the Leased Premises. No Mine Plan shall be proposed which, if adopted, would render otherwise mineable and merchantable coal unmineable or unmerchantable or substantially more difficult or expensive to mine. The said Mine Plans shall be submitted to the Lessor at least 30 days prior to the commencement of any operation on the Leased Premises. In the event Lessor determines that the Mine Plans submitted by Lessee fail to comply with any of the terms of this Lease, Lessor shall so notify Lessee within thirty (30) days of receipt of the Mine Plan, in which event Lessee will reasonably modify said Mine Plans to comply with the terms and conditions hereof. If Lessor makes no objection to a proposed Mine Plan within thirty (30) days of receipt of the Mine Plan, then Lessor’s agreement with the Mine Plan is conclusively established for all purposes under this Lease. No material change in, modification of, or departures from any Mine Plans so approved shall be made in the development or operation of the mine or mines except pursuant to modified Mine Plans submitted by Lessee to Lessor for the purpose of allowing Lessor to determine that said modification complies with the terms of this Lease. Lessor shall have thirty (30) days from receipt of a modified Mine Plan to object. If Lessor makes no objection to a proposed modified Mine Plan within thirty (30) days of receipt of the modified Mine Plan, then Lessor’s agreement with the Mine Plan, as modified, is conclusively established for all purposes under this Lease. Lessor’s right to notify Lessee that proposed Mining Plans fail to comply with this Lease is a right reserved solely to protect Lessor’s interest in the Leased Premises and to prevent waste and is not intended to give and shall not be construed to give Lessor any control over Lessee’s operations. Lessor shall have no authority to determine the manner in which or the methods by which any of Lessee’s mining operations are to be conducted, all of which shall be solely determined by Lessee.

Lessee shall have no right, without prior written consent of Lessor, which shall not be unreasonably withheld, conditioned or delayed, to deposit slate, coal refuse, water or refuse of any kind on or in the Leased Premises in any manner or at any place which will materially impair Lessee’s ability or right to mine and remove any of the coal within the Leased Premises.

Lessee may conduct its operations under this Lease through its contractors or agents when approval has been granted in writing by Lessor, such approval not to be unreasonably withheld, conditioned or delayed, provided in any case Lessee shall be and remain liable to Lessor for all obligations of the Lessee under this authority, and subject to any reasonable conditions imposed by Lessor in granting its consent.

If it is found and reported to Lessee in writing by an agent of Lessor that in the progress of the work any areas of merchantable and mineable coal have been passed by or abandoned with the result that coal has not been mined and removed, which in accordance with generally accepted good mining practice should have been mined and removed, it shall be the duty of Lessee to return as soon as possible to such areas and mine and remove the coal therefrom, or failing so to do, Lessee shall account for the coal contained therein and pay the Tonnage Royalty therefore the same as though it had been mined.

Lessee shall employ a competent mining engineer, duly registered in the State of Illinois or any other applicable states and acceptable to Lessor, whose duty it shall be to keep up the mine surveys and make accurate maps thereof, which maps shall at all times be subject to the inspection of Lessor, or its duly authorized agents, and copies furnished to the Engineer of Lessor at any time upon request but without such request at a minimum of on or before February

1, May 1, August 1 and November 1 of each year. Such maps shall show the location of all coal section numbers obtained by Lessee in addition to those measured by Lessor during mine inspections in a form convenient to Lessee and acceptable to the Engineer of Lessor. Upon request, Lessee shall provide to Lessor, on the date designated by Lessor, either monthly, quarterly or annually tonnage and sales price forecasts, as prescribed by Lessor, for coal to be mined from the Leased Premises in future years.

Lessee shall furnish Lessor copies of data derived from any and all coal exploration activities within the Leased Premises, including, but not limited to, driller’s logs, geophysical logs, coal laboratory analyses, and geological maps.

Upon request of Lessor, Lessee shall make available for Lessor’s inspection and copying any and all laboratory analyses made of coal mined from the Leased Premises.

Upon request of Lessor, Lessee shall make available for Lessor’s inspection and copying any and all of Lessee’s correspondence with government agencies or departments that pertain to the Leased Premises, or to operations undertaken or to be undertaken thereon.

Lessor, through its duly authorized agents, shall at all reasonable times have the right to enter the surface and said mines, inspect the same, and have surveys made thereof to determine if all the terms and conditions of this Lease are fully complied with, and for these purposes to use freely the means of access to said mines and the workings thereof without hindrance, but in such manner as not unreasonably to interfere with the operation thereof.

SECTION 7.     REMEDIES OF LESSOR.

If default be made by Lessee in the payment of the rentals and royalties herein and such default shall continue for a period of fifteen (15) days after written notification thereof has been posted to Lessee, then in each such event, Lessor may, at its option, terminate this Lease without any further notice and re-enter upon and take possession of the Leased Premises and hold and possess the same as its absolute property free and clear of any claims of, by, or through Lessee, and pursue any and all other remedies available under the laws of the State of Illinois for violation of any covenant or condition hereof, and all such remedies shall be deemed cumulative and not exclusive.

If default be made by Lessee in the performance of any of the other terms or conditions hereof required to be kept or performed by Lessee and such default shall continue for a period of thirty (30) days after written notification thereof has been posted to Lessee, and in the event that Lessee is not reasonably engaged in curing the said default, then in such event, Lessor may, at its option, terminate this Lease without any further notice and re-enter upon and take possession of the Leased Premises and hold and possess the same as its absolute property free and clear of any claims of, by or through Lessee, and pursue any and all other remedies available under the laws of the State of Illinois for violations of any covenant or condition hereof, and all such remedies shall be deemed cumulative and not exclusive. Lessee shall notify Lessor of its proposed cure actions and continue to keep Lessor informed on a regular basis of the actions taken and results thereof. No action by Lessor pursuant to this Section 7 shall impair the right to rental and royalties (including without limitation Tonnage Royalties and Quarterly Deficiency Payments) due or accrued up to the time of termination and re-entry hereunder, but none shall be charged for any period thereafter.

Provided, however, if Lessor, at any time, has provided notice of a Financing Cessation (as defined in the Purchase Agreement) then the cure periods set forth above shall be two hundred seventy (270) days from the date of such notice. In the event such Financing Cessation concludes prior to the end of such 270-day cure period as a result of Lessor paying the applicable portion of the Purchase Price at an Applicable Closing which was delayed as a result of such Financing Cessation, then Lessee shall have the cure periods set forth in the first two paragraphs of this Section 7 to cure and correct any defaults that have occurred during the just concluded period of Financing Cessation.

Lessee further agrees that if the interest of Lessee in the Leased Premises shall be sold on execution or judicial sale, or if bankruptcy proceedings be begun by Lessee, or if Lessee be adjudged a bankrupt, or it makes an assignment for the benefit of creditors, or a receiver be appointed for it or for the Leased Premises, or if an assignment occurs by operation of law, then, and in any such event, this Lease shall forthwith terminate and be forfeited and the Leased Premises and all improvements thereon shall forthwith become the property of Lessor, without compensation to Lessee, and without refund of any royalties or deficiency payments paid hereunder.

SECTION 8.     ASSIGNMENT OR SUBLETTING.

Except for a Permitted Transfer, as defined below, Lessee covenants and agrees that it will not sell, assign, sublease, mortgage, pledge or otherwise transfer or encumber (collectively “Transfer”) this Lease or any rights, interests or estates created by this Lease or all or any portion of the Leased Premises, either voluntarily or by operation of law or allow any third party to mine on the Leased Premises under any form of agreement or contract, without having first obtained the written consent of Lessor (which may be arbitrarily withheld).

Provided, however, that the prohibitions in the preceding paragraph are subject to the following Permitted Transfers. Any Transfer to an affiliate of Lessee herein is a Permitted Transfer. An entity is an affiliate if more than 51% of the equity interests and voting power of the entity to which this Lease is being transferred is owned or controlled by the same individual or individuals who owned or controlled more than 51% of the equity interests and voting power of Lessee at the time of execution of this Lease. Any Transfer to a Reputable and Prudent Coal Mining Company is a Permitted Transfer. A Reputable and Prudent Coal Mining Company shall mean any entity, or its parent or affiliate that over the three years immediately preceding the date of such Permitted Transfer (i) has produced not less than 5 million tons of coal whether directly and/or indirectly through its wholly owned subsidiaries or contract miners or predecessor companies on an annualized basis; (ii) has not filed a voluntary bankruptcy proceeding or been declared a bankrupt; (iii) has not been blocked by any governmental authority from holding any necessary mining permits; (iv) is not known to have forfeited any leases for coal reserves as a result of uncured defaults under such leases and (v) has a net worth of $25,000,000 or more on a consolidated basis. Any Transfer to an exchange traded public company is a Permitted Transfer. Any Transfer to an entity in which the individual or individuals owning Lessee at the time of the execution of this Lease contribute Lessee to allow the successor entity to issue shares to the public in a public offering is a Permitted Transfer. Any Transfer to a lender or group of lenders to Lessee wherein Lessee is pledging or encumbering its leasehold interest in this lease as security for or in return for the loan and said loan or financing is in an amount in excess of $10,000,000, is a Permitted Transfer; provided, however, that the lender may not subsequently Transfer such interests to any entity other than a Reputable and Prudent Coal Mining Company. Provided further, however, that for the purposes of any transfer by a lender, a Reputable and Prudent Coal Mining Company shall include any entity, or its parent or affiliate that satisfies clauses (ii), (iii) and (iv) above and has produced not less than 2 million tons of coal whether directly and/or indirectly through its wholly owned subsidiaries or contract miners or predecessor companies on an annualized basis and over the three years prior had average gross revenues from the sale of coal of $5 million or more.

A “Transfer of Control” of Lessee or its permitted transferee (determined in accordance with the preceding provisions of this Section 8), either voluntarily or by operation of law, shall constitute a Transfer of the Lease under this section. “Transfer of Control” as used in the foregoing shall include an outright sale, assignment or transfer of sufficient membership interests to vest more than 50% of Lessee’s membership interests (or the equity interests or voting power in its permitted transferee) in persons or entities who are different than those persons or entities which directly own more than 50% of Lessee’s membership interests as of the effective date of this Lease (or with respect to a permitted transferee, those persons or entities which directly own more than 50% of the equity interests or voting power of such permitted transferee as of the effective date of such permitted Transfer).

Accordingly, a Transfer of Control shall have occurred whenever more than 50% of Lessee’s membership interests (or the equity interests or voting power in its permitted transferee) shall become subject to the direct ownership of a person or entity or group of related persons or entities who are different than those persons or entities which directly own Lessee’s membership interests as of the effective date of this Lease (or with respect to a permitted transferee, those persons or entities which directly own more than 50% of the equity interests or voting power of such permitted transferee as of the effective date of such permitted Transfer). Notwithstanding anything herein to the contrary, a sale, assignment or transfer of any or all of the voting power or equity interests in any parent entity that directly or indirectly owns Lessee shall not constitute a prohibited assignment hereunder nor require Lessor’s consent.

In the case of an assignment, Lessee will first obtain and present to Lessor a covenant of assumption by the assignee, wherein such assignee expressly agrees to and with Lessor to assume and be bound by all of the covenants, terms, conditions and provisions hereof to the same extent as if said assignee had been named as the original Lessee.

Any such Transfer, Transfer of Control or Permitted Transfer shall not relieve Lessee from its obligations to comply with all the covenants, terms, conditions and provisions of this

Lease, unless otherwise agreed in writing by Lessor. In the event Lessor consents to any Transfer or Transfer of Control, such consent shall not relieve Lessee and/or any transferee, assignee, sublessee, etc. from securing Lessor’s written consent to any further Transfer or Transfer of Control, other than a Permitted Transfer, nor shall any such consent be construed as a consent to any further transfer or Transfer of Control, other than a Permitted Transfer, or as a waiver of any portion of this section or of Lessor’s rights hereunder.

Upon the occurrence of any such Transfer without the prior written approval of Lessor, Lessor shall have the option to terminate this Lease by serving written notice of its election so to do.

Any direct or indirect Transfer or Transfer of Control in violation of this Section 8 shall be null and void and shall have no force or effect.

SECTION 9.     WAIVERS AND RELEASES, ETC.

No waiver, release, modification, or amendment of any of the terms, conditions, or provisions of this Lease shall be valid or set up or relied upon by Lessor or Lessee, or offered by either of said parties in any judicial proceeding or other proceeding or otherwise, unless the same is in writing duly exercised by Lessor and Lessee. The failure to exercise any right upon nonperformance shall not be construed as a waiver of the right to insist on subsequent performance of the terms and conditions hereof.

SECTION 10.     FORUM SELECTION, WAIVER OF JURY TRIAL AND LIMITATION OF REMEDIES.

In the event that either party to this Agreement files any action, proceeding, or counterclaim against the other on any matter whatsoever arising out of or in any way connected with this Agreement or the parties’ performance hereunder, or any claim of damage resulting from any act or omission of the parties, the parties hereby consent to the exclusive jurisdiction and venue of courts of appropriate jurisdiction sitting in Montgomery County, Illinois, or the United States District Court for the Central District of Illinois. The parties hereby waive any argument at any time in the future that such venue is inconvenient or otherwise improper.

THE PARTIES TO THIS AGREEMENT AGREE TO AND DO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE PARTIES’ PERFORMANCE HEREUNDER, OR ANY CLAIM OF DAMAGE RESULTING FROM ANY ACT OR OMISSION OF THE PARTIES, OR EITHER OF THEM, IN ANY WAY CONNECTED WITH THIS AGREEMENT.

Notwithstanding any other provision of this Agreement, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT, CONTRACT OR OTHERWISE.

SECTION 11.    NOTICES.

Until written notice of a different address, all notices that are anywhere in this Lease provided to be given shall be served upon or mailed to Lessee at: 3801 PGA Boulevard, Suite 903, Palm Beach Gardens, Florida 33410, with a copy to: Brian Glasser, Bailey & Glasser, LLP, 209 Capitol Street, Charleston, West Virginia, 25301, and to Lessor at: 5260 Irwin Road, Huntington, West Virginia 25705, with a copy to: Wyatt Hogan, 601 Jefferson, Suite 3600, Houston, Texas 77002.

SECTION 12.    WARRANTY.

The Lessor, for itself, its successors and assigns, does hereby covenant and agree with the Lessee, subject to the exceptions and reservations herein set forth, and subject to such limitations, restrictions and defects in Lessor’s title to the Leased Premises as were in existence at the time of Lessor’s acquisition of title to the various properties comprising the Leased Premises, that upon the payment of the rentals and royalties and the performance of all and singular the covenants and agreements aforesaid, said Lessee shall and may peaceably and quietly have and enjoy said Leased Premises for and during the term aforesaid, and for the purposes aforesaid, free from any let or hindrance by the Lessor, its successors and assigns. Lessor does not warrant generally its title to the Leased Premises but warrants only that it has done no act to encumber the titles that it acquired to the various properties comprising the Leased Premises since its acquisition of said properties that would interfere with the operations of the Lessee hereunder. In the event that Lessee did not have the right to mine coal in any part of the Leased Premises because of the rights of a holder of an outstanding superior title antedating Lessor’s acquisition of title to the tract or tracts in question, if the Lessee has mined and removed a part or all of the coal therefrom and paid the Lessor therefore on the royalty basis, the Lessor agrees to repay to the Lessee the amount of royalty so paid, without interest, but the Lessor shall not be otherwise liable for any damage to Lessee on account of the mining and removing of said coal by the Lessee.

SECTION 13.    INTEREST.

In the event of failure of either party to pay any sums of money due under this Lease after notice of the same has been delivered pursuant to Section 11 and, in the case of Lessee failure, Section 7, and in addition to all other rights of the parties hereunder, the party to whom such sums are owed shall have the right, without further notice, to assess interest on all such past due sums at the rate of one percent (1%) per month of the unpaid delinquent balance from the date of delinquency until paid. Assessment of interest by either party shall in no way be deemed or construed to be a waiver of any obligation hereunder to promptly pay all sums due, when due and without demand, or to be a waiver or bar to the subsequent exercise or enforcement of any other provisions of this Lease or any other right of the parties hereunder.

SECTION 14.    SUCCESSORS AND ASSIGNS.

All covenants, agreements, and conditions herein set forth to be performed by or on behalf of Lessor or Lessee shall bind their respective successors and permitted assigns, whether so expressed or not, and shall inure to the benefit not only of Lessor and Lessee, but also to the benefit of their respective successors and permitted assigns; but this Section 14 shall not be construed as in anywise modifying the provisions of Section 8 hereof.

SECTION 15.    REMOVAL OF PROPERTY.

Lessee, having performed all the terms and conditions of this Lease to be by it performed, or having decided not to extend the Lease for an additional term, or having mined all the merchantable and mineable coal herein demised, may, within six (6) months thereafter, remove any and all mobile mining equipment and personal property owned by Lessee. If the Lessee shall fail to remove any of the mobile mining equipment and personal property described above within said six (6) months, then at Lessor’s option the same shall thereupon be and become the absolute property of Lessor.

SECTION 16.    TRANSPORTATION OF COAL MINED FROM ADJACENT TRACTS.

During any Lease year in which Lessee operates a mine and/or a surface facility on the Leased Premises and pays Tonnage Royalty during that year in an amount equal to the sum of the four Quarterly Deficiency Payments due for that year, Lessee shall have the right to transport foreign coal into or through the Leased Premises in consideration of which Lessee agrees to pay to Lessor on or before the 20th day of January following the year in which such foreign coal is so transported a wheelage charge equal to one-half of one percent (0.5%) of the Gross Selling Price of the foreign coal so transported. For purposes of this section, the term “foreign coal” shall mean any coal other than coal mined from the Leased Premises that is controlled by anyone other than an affiliate of Lessee. Lessee shall have the right to transport coal, which is not foreign coal into, or through the Leased Premises free of such wheelage charge.

SECTION 17.    CHOICE OF LAW.

This Lease shall be governed by and construed in accordance with the domestic laws of Illinois without giving effect to any choice or conflict of law provision or rule (whether of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Illinois.

SECTION 18.    DEFAULT BY LESSOR.

If Lessor fails to pay any portion of the Purchase Price at any Applicable Closing (as each are defined in the Purchase Agreement) under the Purchase Agreement when all conditions to such Applicable Closing have been satisfied and either (i) does not claim Financial Cessation or (ii) the 270-day grace period allowed under Section 2.3(j) of the Purchase Agreement expires without payment of the Purchase Price at any Applicable Closing (a “Default”), then Lessor and Lessee shall convey certain properties to one another as set forth in this Section 18, and only those properties for which Lessor retains the Coals Rights will remain Leased Premises owned or controlled by Lessor and subject to lease by Lessee.

If Lessor Defaults prior to Closing 2, then the Leased Premises shall be as set forth on Exhibit C-1, and Lessor and Lessee agree to convey Coal Rights to one another, as the case may be in order to achieve this result.

If Lessor Defaults prior to Closing 3, then the Leased Premises shall be as set forth on Exhibit C-2, and Lessor and Lessee agree to convey Coal Rights to one another, as the case may be in order to achieve this result.

If Lessor Defaults prior to Closing 4, then the Leased Premises shall be as set forth on Exhibit C-3, and Lessor and Lessee agree to convey Coal Rights to one another, as the case may be in order to achieve this result.

If Lessor Defaults prior to Closing 5, then the Leased Premises shall be as set forth on Exhibit C-4, and Lessor and Lessee agree to convey Coal Rights to one another, as the case may be in order to achieve this result.

If Lessor Defaults prior to Closing 6, then the Leased Premises shall be as set forth on Exhibit C-5, and Lessor and Lessee agree to convey Coal Rights to one another, as the case may be in order to achieve this result.

If Lessor Defaults prior to Closing 7, then the Leased Premises shall be as set forth on Exhibit C-6, and Lessor and Lessee agree to convey Coal Rights to one another, as the case may be in order to achieve this result.

If Lessor Defaults prior to Closing 8, then the Leased Premises shall be as set forth on Exhibit C-7, and Lessor and Lessee agree to convey Coal Rights to one another, as the case may be in order to achieve this result.

Lessor and Lessee agree to reasonably cooperate with one another to effect these transfers in order to achieve the ownership by Lessor of only those Leased Premises set forth on Exhibit C-1 through Exhibit C-7, as applicable.

[Signature Page Follows]

IN TESTIMONY WHEREOF, the parties hereto have caused this Lease to be executed in their respective names by their respective representatives thereunto duly authorized, all as of the day and year first above written.

Executed in duplicate.

WPP LLC

By: NRP (OPERATING) LLC
its Sole Member

By:	/s/ Nick Carter
Name: Nick Carter
Title: President and Chief Operating Officer

HILLSBORO ENERGY LLC

By:	/s/ Donald R. Holcomb
Name: Donald R. Holcomb
Title: Authorized Representative

STATE OF TEXAS	)
	)	SS:
COUNTY OF HARRIS	)

I, Melissa D. Van Note, a Notary Public in and for the County and State aforesaid, do hereby certify that Nick Carter, the President and Chief Operating Officer of NRP (OPERATING) LLC which is the sole member of WPP LLC, a Delaware limited liability company, personally known to me to be the same person whose name is subscribed to the foregoing instrument as such President and Chief Operating Officer of NRP (OPERATING) LLC which is sole member of WPP LLC, appeared before me this day in person and acknowledged that he signed and delivered said instrument as his own free and voluntary act and as the free and voluntary act of said limited liability company for the uses and purposes therein set forth.

GIVEN under my hand and notarial seal this 10th day of September, 2009.

/s/ Melissa D. Van Note
[SEAL]	Notary Public

	My Commission Expires:	01/17/2010

STATE OF	)
	)	SS:
COUNTY OF	)

I, Stephanie Pina, a Notary Public in and for the County and State aforesaid, do hereby certify that Donald R. Holcomb, the Authorized Representative of Hillsboro Energy LLC, a Delaware limited liability company, personally known to me to be the same person whose name is subscribed to the foregoing instrument as such Authorized Representative, appeared before me this day in person and acknowledged that he signed and delivered said instrument as his own free and voluntary act and as the free and voluntary act of said limited liability company for the uses and purposes therein set forth.

GIVEN under my hand and notarial seal this 10th day of September, 2009.

/s/ Stephanie Pina
[SEAL]	Notary Public

	My Commission Expires:	5-1-2013

This instrument was prepared by:

Bailey & Glasser, LLP

209 Capitol Street

Charleston, WV 25301